EXHIBIT 10.4.b

SENIOR EXECUTIVE RETIREMENT AGREEMENT

Background

        Crown Holdings, Inc. (the “Company”) maintains the Crown Senior Executive Retirement Plan (previously known as the Crown Cork & Seal Company, Inc. Senior Executive Retirement Plan) (the “Plan”) to provide retirement and death benefits to certain of its key management employees. The Plan was amended and restated effective January 1, 2005 in order to comply with the requirements of Internal Revenue Code Section 409A and to implement certain design changes. All retirement benefits earned and vested under the Plan as of December 31, 2004 are “grandfathered” and shall continue to be administered under the terms of the Plan as they existed on such date.

        Alan W. Rutherford (the “Participant”), as an executive of the Company, was previously selected to participate in the Plan effective April 29, 1993. The Participant and the Company previously entered into a Senior Executive Retirement Agreement dated April 29, 1993 which was subsequently amended on May 24, 1994 (the “Original Agreement”). The Original Agreement shall continue to be applicable to all retirement benefits “grandfathered” under the Plan as of December 31, 2004. As a result of the amendment and restatement of the Plan effective January 1, 2005, the parties wish to enter into this new Agreement to be applicable to retirement benefits earned or vested on or after January 1, 2005 (“Post-2004 Benefits”). Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the definitions set forth in the Plan, which is incorporated herein and made a part hereof.

        Therefore, the Company and the Participant, both intending to be legally bound, hereby agree as follows:

Agreement

        1.      Participation Effective Date. The effective date of the Participant’s participation in the Plan is April 29, 1993.

        2.      Normal Retirement Benefit. The Participant has been designated as a Group A Participant and shall be entitled to a normal Retirement Benefit with respect to his Post-2004 Benefits calculated in accordance with the applicable provision of Section 3.1 of the Plan, or, if greater, shall be calculated as:

A + B + C - D, where:

A =	$70,000;

B =	2% x Final Average Pay x first 20 Years of Service;

C =	1% x Final Average Pay x Years of Service in excess of 20;

D =	Participant’s Grandfathered Benefit.

For purposes of this Agreement, “Final Average Pay” means the annual average of Participant’s five highest consecutive years of base salary plus annual incentive payments.

        3.      Normal Retirement Date. The Participant’s Normal Retirement Date is the first day of the month coincident with or following the date the Participant attains age 62.

        4.      Disability Benefit. There shall be no short-term or long-term disability benefits payable under the Plan.

        5.      Surviving Spouse Retirement Benefits. If the Participant dies after becoming entitled to a vested Retirement Benefit with respect to his Post-2004 Benefits and prior to his Commencement Date, his surviving spouse, if any, shall receive a lump sum survivor benefit equal to 50% of the present value of the Participant’s Post-2004 Benefits payable as soon as administratively feasible after the Participant’s Commencement Date.

        6.      Death Benefits. If the Participant dies after becoming entitled to a vested Retirement Benefit with respect to his Post-2004 Benefits, the Company shall pay to the Participant’s designated beneficiary a lump sum death benefit equal to five times his annual normal Retirement Benefit with respect to his Post-2004 Benefits, as determined under Article III of the Plan; provided, however, that the amount of such death benefit shall be reduced on a dollar-for-dollar basis by the life insurance benefit, if any, paid to a beneficiary designated by the Participant pursuant to any split-dollar life insurance arrangement between the Participant and the Company. This death benefit shall be payable as soon as administratively feasible following the Participant’s death.

        7.      Vesting. The Participant shall be 100% vested in his Post-2004 Benefits upon meeting the requirements of Article IV of the Plan.

        8.      Form of Benefit. The Participant’s Post-2004 Benefits shall be paid in the form of a cash lump sum. This lump sum payment shall equal the Actuarial Equivalent present value of his Post-2004 Benefits.

        9.      Distribution. The Participant’s Post-2004 Benefits shall be paid on the earlier of (a) the Participant’s Commencement Date or (b) the occurrence of a Change in Control. Notwithstanding the foregoing, if the Participant is a “specified employee” within the meaning of Code Section 409A and the Participant’s Commencement Date is determined by reference to the Participant’s termination of employment, then the payment of the Participant’s Post-2004 Benefits shall be made on the date that is at least six months and one day after the date of the Participant’s termination of employment.

        10.      Terms of the Plan Control. The Participant agrees to be bound in all respects by all provisions of the Plan, as amended and restated effective January 1, 2005, including without limitation, all decisions of the Committee resolving questions concerning the operation and interpretation of the Plan. In all cases in which the Participant has an election or option under the Plan, the Participant must comply with the policies and procedures specified in the Plan or established by the Committee to make such election.

        11.      Interpretation. The Participant shall be considered a Group A Participant for all purposes of the Plan and this Agreement shall be interpreted accordingly. References to Plan provisions shall mean those provisions under the Plan as amended and restated effective January 1, 2005 and nothing in the Plan or in this Agreement shall be interpreted to cause a duplication of benefits. Any change or amendment to such Plan provisions that would affect the Participant’s rights accrued up to the date of such change or amendment shall be effective as to the Participant only with his written consent; provided that, the Company or the Committee may make non-material changes to administrative policies or procedures without the Participant’s consent.

        12.      General. This Agreement shall not constitute an employment contract between the Company and the Participant and shall not be construed as conferring on the Participant the right to continue in the employ of the Company. The Participant, his beneficiary and his surviving spouse shall have no right to assign, transfer, pledge, encumber or otherwise anticipate any payment or interest under the Plan or this Agreement. The Participant acknowledges that he, his surviving spouse and beneficiary shall have no title to, or secured interest in, any assets the Company sets aside, earmarks or otherwise segregates (including in any trust) for the satisfaction of its liabilities under the Plan or this Agreement.

        13.      This Agreement shall be construed in accordance with, and governed by, the laws of the Commonwealth of Pennsylvania, except to the extent superseded by federal law.

        14.      The Participant’s signature below shall constitute not only an acceptance of this Agreement, but also an agreement to all changes made to the Plan as of January 1, 2005.

         This Agreement is entered into as of the 3rd day of May, 2007.

CROWN HOLDINGS, INC.

By:

Alan W. Rutherford